Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOVIE GALLERY, INC.

Adopted in accordance with the provisions

of §303 and §245 of the

General Corporation Law of the State of Delaware

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Movie Gallery, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on June 3, 1994 under the name of Movie Gallery, Inc.

2. On October 16, 2007, the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) (Case No. 07-33849). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 303 and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 and Section 245 of the DGCL to put into effect and carry out the Second Amended Joint Plan of Reorganization of Movie Gallery Inc. and its Debtor Subsidiaries (the “Plan”), as confirmed on April 10, 2008 by order (the “Order”) of the Bankruptcy Court. Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation under Chapter 11 of the Bankruptcy Code.

3. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation.

4. The certificate of incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

Section 1.01: The name of the Corporation is Movie Gallery, Inc.

ARTICLE II

Section 2.01: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle. The name of the Corporation’s registered agent in the State of Delaware is Corporation Service Company.

ARTICLE III

Section 3.01: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 4.01: The Corporation is authorized to issue two classes of stock, to be designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which the corporation is authorized to issue is sixty-two million (62,000,000) shares. The number of shares of Common Stock authorized to be issued is sixty million (60,000,000), with a par value of $0.001 per share. The number of shares of Preferred Stock authorized to be issued is two million (2,000,000), with a par value of $0.10 per share.

Section 4.02: The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of a wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease, shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.03: The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the title 11 of the United States Code (the “Bankruptcy Code”); provided, however that (A) this section will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE V

Section 5.01: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”). Notwithstanding the preceding sentence, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the corporation, by the affirmative vote of a majority of the voting powers of all outstanding shares, subject to the rights of the holders of any series of Preferred Stock, regardless of class and voting together as a single voting class.

ARTICLE VI

Section 6.01: The Corporation shall indemnify to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware or any other applicable law as now or hereafter in effect any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he, his testator or estate is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 1 of Article Sixth shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 6.02: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by Delaware law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section 2 of Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

Section 6.03: In furtherance and not in limitation of the powers conferred by statute:

(a) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(b) The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, letters of credit, surety bonds or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

Section 6.04: The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in this Article Sixth.

Section 6.05: Any amendment, repeal or modification of any prevision of this Article Sixth by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VII

Section 7.01: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate this 20th day of May, 2008.

By:	/s/ S. Page Todd
Name:	S. Page Todd
Title:	Executive Vice President, Secretary, General Counsel and Chief Compliance Officer